Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS FOURTH QUARTER AND

FULL YEAR 2013 OPERATING AND FINANCIAL RESULTS

2013 Total Revenue of $6.5 Billion, Increased 18 Percent Y/Y
2013 Total Net Product Sales of $6.4 Billion, Increased 18 Percent Y/Y

2013 Adjusted Diluted Earnings per Share of $5.96, Increased 21 Percent Y/Y;
2013 GAAP Diluted Earnings per Share of $3.37, Increased 2 Percent Y/Y

New Product Approvals Expected in U.S. and Europe in 2014

Affirms 2014 Financial Outlook

SUMMIT, NJ — (January 30, 2014) — Celgene Corporation (NASDAQ: CELG) reported operational results for the fourth quarter and full year of 2013.  For the fourth quarter of 2013, total revenue was $1,756 million compared to $1,447 million in the fourth quarter of 2012, an increase of 21 percent.  Net product sales were $1,725 million compared to $1,416 million from the same period in 2012, an increase of 22 percent.  Adjusted net income for the fourth quarter of 2013 increased 13 percent to $649 million compared to $572 million in the fourth quarter of 2012.  For the same period, adjusted diluted earnings per share (EPS) increased 14 percent to $1.51 from $1.32.

Total revenue for the full year of 2013 was $6,494 million compared to $5,507 million for the full year of 2012.  Net product sales were $6,362 million compared to $5,386 million for the previous period.  Adjusted net income increased 19 percent to $2,563 million.  Adjusted diluted EPS increased 21 percent to $5.96 from $4.91 including a $0.13 per share negative impact from collaboration-related payments to partners.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported fourth quarter of 2013 net income of $214 million and diluted EPS was $0.50.  For the fourth quarter of 2012, net income was $263 million and diluted EPS was $0.61.  Full year GAAP net income for 2013 was $1,450 million and diluted EPS was $3.37.  Full year GAAP net income for 2012 was $1,456 million and diluted EPS was $3.30.

“Celgene delivered outstanding operating and financial results in 2013.  Our operating momentum and data from key clinical trials support strong growth in 2014 and beyond,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “The breadth and depth of our 2014 milestones reflect the exciting potential of our products and pipeline.”

Fourth Quarter and Full Year 2013 Financial Highlights

Unless otherwise stated, all comparisons are for the fourth quarter and full year of 2013 compared to the fourth quarter and full year of 2012.  The adjusted operating expense categories presented below exclude share-based employee compensation expense, IPR&D impairments, if any, and upfront collaboration payments.  Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                                          REVLIMID® sales for the fourth quarter increased 13 percent to $1,136 million and were driven by strong overall market share gains and increased duration of therapy.  Fourth quarter U.S. sales of $663 million and international sales of $473 million increased 15 percent and 11 percent, respectively.  Full year REVLIMID® sales were $4,280 million, an increase of 14 percent.

•                                          ABRAXANE® sales for the fourth quarter were $202 million, an increase of 90 percent.  U.S. sales were $159 million and international sales were $43 million, an increase of 89 percent and 92 percent, respectively.  Sales of ABRAXANE® in the U.S. were positively impacted from increased use in non-small cell lung cancer (NSCLC) and pancreatic cancer.  In Europe, ABRAXANE® had market share gains in metastatic breast cancer.  Full year ABRAXANE sales were $649 million, an increase of 52 percent.

•                                          POMALYST®/IMNOVID® sales for the fourth quarter were $121 million.  U.S. sales were $89 million and international sales were $32 million.  Full year POMALYST®/IMNOVID® sales were $305 million.

•                                          VIDAZA® fourth quarter sales were $168 million, a 22 percent decrease year-over year.  U.S. sales decreased 70 percent to $27 million impacted by the introduction of generic azacitidine in September 2013.  International sales increased 10 percent to $141 million.  Full year VIDAZA® sales were $803 million, a decrease of 2 percent.

•                                          THALOMID® sales were $61 million in the fourth quarter, representing a 16 percent decrease.  Full year sales were $245 million, a decrease of 19 percent.

•                                          All other product sales, which include ISTODAX® and an authorized generic of VIDAZA® drug product, were $37 million in the fourth quarter of 2013 compared to $14 million for the fourth quarter of 2012.  Other product sales for the full year of 2013 were $80 million compared with $55 million in 2012.

Research and Development (R&D)

Adjusted R&D expenses were $460 million for the fourth quarter of 2013 compared to $318 million for the fourth quarter of 2012.  The increase was primarily due to collaboration-related payments to partners and increased clinical trials activity.

For the full year of 2013, adjusted R&D expenses were $1,506 million compared to $1,310 million for the full year of 2012.  Adjusted R&D expenses included collaboration-related payments to partners and expenses related to advancing more than 30 late-stage clinical trials.

On a GAAP basis, R&D expenses were $731 million for the fourth quarter of 2013 versus $473 million for the same period in 2012.  Full year of 2013 R&D expenses were $2,226 million for 2013 compared to $1,724 million for 2012.  The increase in R&D expenses on a GAAP basis was primarily due to upfront payments for collaborations.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $400 million for the fourth quarter of 2013 compared to $340 million for the fourth quarter of 2012.  For the full year of 2013, adjusted SG&A was $1,522 million versus $1,257 million in 2012.  The increase was primarily due to launch expenses for ABRAXANE® in pancreatic cancer in the U.S., the POMALYST®/IMNOVID® launches in the U.S. and Europe and investment in the new Inflammation and Immunology (I&I) franchise to support the expected launch of OTEZLA® in the U.S.

On a GAAP basis, SG&A expenses were $449 million for the fourth quarter of 2013 compared to $370 million for the same period in 2012.  Full year SG&A expenses were $1,685 million for 2013 compared to $1,374 million for 2012.  The increase in SG&A expenses on a GAAP basis also includes increased share-based compensation expense.

Cash, Cash Equivalents, and Marketable Securities

Operations generated cash flow of $2,226 million for 2013, an increase of 10 percent compared to 2012.  Under our authorized stock repurchase program, Celgene purchased approximately 4.6 million shares during the fourth quarter at a total cost of approximately $722 million.  For the full year of 2013, Celgene purchased approximately 22.3 million shares at a cost of approximately $2,769 million.  As of December 31, 2013, the Company had approximately $2,068 million remaining under the existing stock repurchase program.  The Company ended the year with $5,687 million in cash and marketable securities and approximately 410 million actual shares outstanding and 428 million fully diluted shares.

Product and Pipeline Updates

Hematology

REVLIMID®: Final data of the primary endpoint of progression free survival (PFS) and interim overall survival (OS) from the FIRST® (Frontline Investigation of REVLIMID® and

Dexamethasone versus Standard Thalidomide) trial (MM-020/IFM 07-01), a phase III trial of REVLIMID® in combination with dexamethasone in newly-diagnosed multiple myeloma (NDMM), was presented at the 55th American Society of Hematology (ASH) annual meeting in December.  The Company plans to submit REVLIMID® for newly diagnosed multiple myeloma with the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) in the first quarter of 2014.

Also at the ASH meeting, data on three studies of REVLIMID® combinations in patients with diffuse large B-cell lymphoma (DLBCL) and indolent lymphoma were presented.  Enrollment in the phase III REMARC trial with REVLIMID® as maintenance in patients with DLBCL responding to R-CHOP induction is expected to complete in the first quarter of 2014.  Enrollment in the phase III RELEVANCE® trial of REVLIMID® in combination with rituximab in newly diagnosed follicular lymphoma is expected to complete by year-end.

Initial results of a phase II trial on CC-486 in high risk myelodysplastic syndrome (MDS) were presented at ASH.  Enrollment in two phase III studies of extended CC-486 dosing in lower-risk MDS and as maintenance therapy in older patients with acute myeloid leukemia (AML) is ongoing.

Phase II data on sotatercept (ACE-011) in β-thalassemia were presented at ASH and phase II data with ACE-536 in the same indication are expected in 2014.  A phase III trial is expected to initiate by year-end with either sotatercept or ACE-536 in β-thalassemia.

Oncology

ABRAXANE®: The European Commission (EC) granted approval for ABRAXANE® in combination with gemcitabine for first-line treatment of adult patients with metastatic pancreatic cancer.  Local country launches and reimbursement discussions are underway throughout Europe.

At the January 2014 American Society of Clinical Oncology (ASCO) Gastrointestinal Cancers Symposium Annual Meeting, a post-hoc analysis of updated OS from the phase III MPACT (Metastatic Pancreatic Adenocarcinoma Clinical Trial) study was presented.  The analysis was conducted after study closure with longer follow up of all patients. The results showed that ABRAXANE® plus gemcitabine demonstrated an improvement in OS in the intent-to-treat population compared to patients that received gemcitabine alone [median OS of 8.7 vs. 6.6 months, HR=0.72, P<0.0001, a difference of 2.1 months].

The Company previously presented data from a phase III clinical trial comparing ABRAXANE® to dacarbazine in chemotherapy-naïve metastatic melanoma patients at the November 2012 Society for Melanoma Research meeting.  The trial met the primary endpoint of improving PFS with statistical significance.  An interim analysis of OS at that time demonstrated a positive trend for ABRAXANE®; however, this trend did not reach statistical significance in a recently completed final OS analysis.  The Company is evaluating regulatory and clinical development options.  The final OS analysis will be submitted for presentation at a future scientific meeting.

Inflammation & Immunology

OTEZLA®: At the October 2013 American College of Rheumatology (ACR)/Association of Rheumatology Health Professionals (ARHP) annual meeting, data on the phase III PALACE 4 trial of OTEZLA® in DMARD-naïve psoriatic arthritis patients were presented.  A clinical benefit was observed at 52-weeks with OTEZLA® monotherapy in this treatment-naïve patient population.  Also presented were 52-week data on the phase III PALACE 2 and 3 trials of OTEZLA® in psoriatic arthritis patients previously treated with DMARD therapy.  A clinical benefit at 52-weeks was observed with OTEZLA®, with or without DMARDs.  Additionally, pre-specified analyses from PALACE 1, 2 and 3 pooled data were presented and a clinical benefit was observed in patients with pre-existing enthesitis or dactylitis, two key manifestations of psoriatic arthritic disease.

Also at the ACR/ARHP meeting, data from a phase II trial (BCT-001) of OTEZLA® in patients with Behçet’s disease were presented.  The Company plans to initiate a phase III trial with OTEZLA® in Behçet’s disease by year-end.

OTEZLA® was submitted to the FDA for the treatment of moderate-to-severe psoriasis.  The Prescription Drug User Fee Act (PDUFA) date for the submission is September 23, 2014.  Earlier in 2013 a submission to the FDA for OTEZLA® for the treatment of psoriatic arthritis was accepted.  The PDUFA date for this submission is March 21, 2014.

A combined submission was made to the EMA for OTEZLA® for the treatment of psoriatic arthritis and for psoriasis.  An opinion from the European Committee for Medicinal Products for Human Use (CHMP) is expected by year-end.

The phase III POSTURE trial of OTEZLA® in active ankylosing spondylitis completed enrollment during the third quarter of 2013.  The trial randomized approximately 500 patients to receive 20 mg OTEZLA®, 30 mg OTEZLA®, or placebo twice daily.  In this 24-week study, the primary endpoint is the proportion of patients achieving an ASAS 20 score at week 16.  A number of secondary endpoints will also be evaluated.  Top-line data are expected in the first half of 2014.

2014 Expected Key Milestones

•                  Submit REVLIMID® newly diagnosed multiple myeloma with the FDA and EMA

•                  Data from the VIDAZA® phase III AZA-AML-001 in elderly newly diagnosed AML

•                  Data from phase III MDS-005 trial of REVLIMID® in non-del 5q MDS

•                  Initial phase I/II data of CC-292 in combination with REVLIMID® in chronic lymphocytic leukemia

•                  Phase I data on MOR202 in relapsed and refractory multiple myeloma

•                  Phase II data on sotatercept (ACE-011) and ACE-536 in MDS and β-thalassemia

•                  Initial phase I data of AZA-ST-001, a priming study of CC-486 in combination with carboplatin or ABRAXANE® in solid tumors

•                  Phase Ib data of demcizumab combinations in pancreatic cancer and NSCLC

•                  FDA approval of OTEZLA® in psoriatic arthritis and psoriasis

•                  Opinion from the CHMP for OTEZLA® in psoriatic arthritis and psoriasis

•                  Data from phase III POSTURE trial of OTEZLA® in ankylosing spondylitis

•                  Data from phase II trial of sotatercept in renal anemia

2014 Guidance Affirmed

•                  Total revenue expected to be approximately $7.5 billion, an increase of 15 percent year-over-year

•                  Total net product sales expected to be $7.3 billion to $7.4 billion, an increase of 16 percent year-over-year based on the mid-point of the range

•                  REVLIMID® net sales expected to be $4.9 billion to $5.0 billion, an increase of 16 percent year-over-year based on the mid-point of the range

•                  Adjusted operating margin expected to be approximately 50 percent after investments in both new and ongoing R&D efforts, including collaborations, and in certain commercial capabilities, most notably the I&I franchise; GAAP operating margins are expected to be approximately 39 percent

•                  Adjusted diluted EPS expected to be in the range of $7.00 to $7.20, an increase of approximately 19 percent year-over-year based on the mid-point of the range.  On a GAAP basis, diluted EPS is expected to be in the range of $5.54 to $5.92

Please see the attached Reconciliation of Full Year 2014 Projected GAAP to Adjusted Net Income for further information.

Fourth Quarter and Full Year 2013 Conference Call and Webcast Information

Celgene will host a conference call to discuss the results and achievements of its fourth quarter and full year of 2013 operating and financial performance on January 30, 2014, at 9 a.m. ET. The conference call will be available by webcast on the Investor Relations webpage at www.celgene.com. An audio replay of the call will be available from noon ET January 30, 2014, until midnight ET February 6, 2014. To access the replay, in the U.S. dial (855) 859-2056; outside the U.S. dial (404) 537-3406; and enter conference ID number 33928469.  A link to the archived audio will be available on the Investor Relations page at www.celgene.com.  The Company’s first quarter of 2014 financial and operational results are expected to be reported on April 24, 2014.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six month of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and bortezomib and have demonstrated disease progression on or within 60 days of completion of the last therapy.  Approval is based on response rate.  Clinical benefit such as improvement in survival or symptoms has not been verified.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the Adjusted Net Income and Adjusted Earnings per Share amounts for the three- and twelve-month periods ended December 31, 2013 and 2012, and for the projected amounts for the year ending December 31, 2014.

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Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Twelve-Month Periods Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net product sales	$1,724.9	$1,415.5	$6,362.3	$5,385.6
Other revenue	31.0	31.9	131.6	121.1
Total revenue	1,755.9	1,447.4	6,493.9	5,506.7

Cost of goods sold (excluding amortization of acquired intangible assets)	92.8	80.1	340.4	299.1
Research and development	731.2	473.5	2,226.2	1,724.2
Selling, general and administrative	448.7	370.1	1,684.5	1,373.5
Amortization of acquired intangible assets	65.7	62.4	262.8	194.5
Acquisition related charges and restructuring, net	91.7	140.1	171.1	169.0
Total costs and expenses	1,430.1	1,126.2	4,685.0	3,760.3

Operating income	325.8	321.2	1,808.9	1,746.4

Other income (expense), net	(108.6)	(30.9)	(143.5)	(64.9)

Income before income taxes	217.2	290.3	1,665.4	1,681.5

Income tax provision	2.8	27.2	215.5	225.3

Net income	$214.4	$263.1	$1,449.9	$1,456.2

Net income per common share:
Basic	$0.52	$0.62	$3.50	$3.38
Diluted	$0.50	$0.61	$3.37	$3.30

Weighted average shares:
Basic	411.2	421.6	413.8	430.9
Diluted	428.6	432.3	430.3	440.8

	December 31,
	2013	2012
Balance sheet items:
Cash, cash equivalents & marketable securities	$5,687.0	$3,900.3
Total assets	13,378.2	11,734.3
Short-term borrowings	544.8	308.5
Long-term debt	4,196.5	2,771.3
Total stockholders’ equity	5,589.9	5,694.5

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Twelve-Month Periods Ended
		December 31,		December 31,
		2013	2012	2013	2012

Net income - GAAP		$214.4	$263.1	$1,449.9	$1,456.2

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Products exited or to be exited -Pharmion	(1)	—	0.4	—	(1.6)
Share-based compensation expense	(2)	5.9	3.2	18.5	12.4

Research and development:
Share-based compensation expense	(2)	44.2	26.6	144.7	102.4
IPR&D impairments	(3)	—	69.1	—	122.5
Upfront collaboration payments	(4)	227.0	59.5	575.8	189.5

Selling, general and administrative:
Share-based compensation expense	(2)	48.3	30.3	162.6	116.2

Amortization of acquired intangible assets	(5)	65.7	62.4	262.8	194.5

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration	(6)	91.7	140.1	171.1	166.4
Acquisition and restructuring costs	(6)	—	—	—	2.6

Other income (expense), net
Non-operating asset impairment	(7)	80.0	—	80.0	—

Net income tax adjustments	(8)	(128.2)	(82.5)	(302.3)	(198.6)
Net income - Adjusted		$649.0	$572.2	$2,563.1	$2,162.5

Net income per common share - Adjusted
Basic		$1.58	$1.36	$6.19	$5.02
Diluted		$1.51	$1.32	$5.96	$4.91

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)	Exclude the net (benefit) cost of activities arising from the acquisition of Pharmion Corp. (Pharmion) that are planned to be exited.
(2)

Exclude share-based compensation expense totaling $98.4 for the three-month period ended December 31, 2013 and $60.1 for the three-month period ended December 31, 2012. Exclude share-based compensation expense totaling $325.8 for the twelve-month period ended December 31, 2013 and $231.0 for the twelve-month period ended December 31, 2012.

(3)	Exclude in-process research and development impairments recorded as a result of changes in estimated probability-weighted cash flows.
(4)	Exclude upfront payments for research and development collaboration arrangements.
(5)

Exclude amortization of intangible assets acquired in the acquisitions of Pharmion, Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis) and Celgene Avilomics Research, Inc. (formerly known as Avila Therapeutics)(Avila).

(6)	Exclude acquisition related charges and restructuring, including changes in the fair value of contingent consideration, related to the acquisitions of Gloucester, Abraxis and Avila.
(7)	Exclude impairment of royalty receivable asset that was received in April 2011 as partial consideration in the sale of the non-core assets obtained by Celgene in the acquisition of Abraxis.
(8)

Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including one-time effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits and deferred taxes on unremitted foreign earnings.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2014 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$2,355.0	$2,515.4

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		25.9	25.6

Research and Development:
Share-based compensation expense		202.3	200.3
Upfront collaboration payments	(1)	50.0	30.0

Selling, general and administrative:
Share-based compensation expense		227.6	225.3
Settlement of contingent obligation	(2)	30.0	20.0

Amortization of acquired intangible assets	(1)	258.3	258.3

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration	(1)	36.8	36.0

Net income tax adjustments		(210.9)	(250.9)

Projected net income - Adjusted		$2,975.0	$3,060.0

Projected net income per diluted common share - GAAP		$5.54	$5.92

Projected net income per diluted common share - Adjusted		$7.00	$7.20

Projected weighted average diluted shares		425.0	425.0

(1)         Our projected 2014 earnings do not include the effect of any future business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis BioScience Inc. (Abraxis).

(2)         Exclude settlement of contingent obligation to make matching contributions to a non-profit organization.